Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED AGREEMENT (the “Agreement”) is made and entered into as of January 1, 2006 (the “Effective Date”) by and between PLACER SIERRA BANK, a California banking corporation (“Bank”), PLACER SIERRA BANCSHARES, a California corporation (the “Company”) and RANDALL REYNOSO (“Employee”) (collectively sometimes referred to as the “Parties”):

WHEREAS, the Parties desire to enter into this amended and restated agreement for the purpose of retaining Employee’s services as President and Chief Operating Officer of Company and Bank; and

WHEREAS, the Parties intend this Agreement to supersede any and all previous employment agreements between the Employee and Bank or between Employee and Company (and each of its parent companies, shareholders, subsidiaries, divisions and affiliates), if any; and

WHEREAS, the term “Company” as used herein shall refer to both the Company and the Bank as applicable.

NOW, THEREFORE, IT IS MUTUALLY AGREED AS FOLLOWS:

1. Employment and Duties. Employee is hereby employed by Bank as President and Chief Operating Officer of Bank and is hereby employed by Company as President and Chief Operating Officer of Company. Employee shall be responsible for performing such duties as are customarily and ordinarily performed by the president and chief operating officer of a bank and a bank holding company. Employee will also perform such duties as he may, from time to time, be called upon to assist companies affiliated with Bank, and such other attendant duties as he may, from time to time, be reasonably requested to perform by the Board of Directors of Company (the “Board”). In connection with Employee’s employment as President and Chief Operating Officer of Bank, Employee’s duties shall include, if so elected, serving without compensation on the Board of Directors of the Bank.

2. Extent of Services.

(a) Exclusive Employment. Employee shall devote his full time, ability and attention to the business of Company and its parent companies, subsidiaries, divisions and affiliates, during the Employment Term, and shall neither directly nor indirectly render any services of a business, commercial or professional nature to any other person, firm, corporation or organization for compensation without the prior written consent of the Board of Directors of the Company.

(b) Employee Investment Activities. Nothing contained herein shall be construed as preventing Employee from (i) investing his personal assets in businesses which do not compete with Company in such form or manner as will not require any services on the part of Employee in the operation or the affairs of the companies in which such investments are made and in which his participation is solely that of an investor, (ii) purchasing securities in any corporation whose securities are regularly traded provided that such purchase shall not result in Employee collectively owning beneficially at any time five percent or more of the equity securities of any corporation engaged in a business competitive to that of Company, and (iii) participating in conferences, preparing or publishing papers or books or teaching so long as Company approves of such activities prior to Employee’s engaging in them.

3. Term of Employment. Subject to prior termination of this Agreement as hereinafter provided in section 5, Company hereby employs Employee, and Employee hereby accepts employment with Company and Bank, for a period of three (3) years beginning on the Effective Date and ending on the third anniversary of the Effective Date (the “Initial Employment Term”). The Initial Employment Term shall be extended automatically for additional 1 year periods (each a “Renewal Term”), unless written notice that this Agreement will not be extended is given by either Party to the other at least sixty (60) days prior to the expiration of the Initial Employment Term or any Renewal Term. As used herein, “Employment Term” means the Initial Employment Term together with any Renewal Terms.

4. Compensation and Benefits. In consideration of Employee’s services during the Employment Term, Company agrees to compensate Employee, subject to such limitations as may exist under any federal or state banking law or regulation, as follows:

(a) Base Compensation. Employee shall receive base compensation of $275,000 per year ending on December 31 (hereinafter the “Base Salary”), less payroll taxes and withholding required by federal, state or local law and any additional withholding to which Employee agrees in writing. Said Base Salary shall be payable in semi-monthly installments in accordance with Company’s normal payroll procedures. The Board shall review the Base Salary not less than sixty (60) days prior to January 1, 2005, and thereafter not less than sixty (60) days prior to each new calendar year, and shall determine, in its sole, absolute and unreviewable discretion, whether to increase the Base Salary for the subsequent twelve (12) months of the Employment Term. Any increase in Base Salary so determined by the Board shall become effective as of January 1 of the respective calendar year. The Base Salary shall be prorated for any partial year in which this Agreement is in effect.

(b) Executive Incentive Plan. The Employee shall be entitled to participate in an Executive Incentive Plan, in accordance with the terms and conditions of said plan, as Bank or Company, in its sole and absolute discretion, may establish from time to time.

(c) General Expenses. Company shall, upon submission and approval of written statements and bills in accordance with the then regular procedures of Company, reimburse Employee for any and all reasonable necessary, customary and usual expenses incurred by him while traveling for or on behalf of Company, and any and all other necessary, customary or usual expenses (including entertainment and dues for membership in the Sutter Club) incurred by Employee for or on behalf of Company in the normal course of business, as determined to be appropriate by Company.

(d) Health, Life and Disability Insurance. Company shall provide for Employee’s participation in group medical, dental, vision, life and disability insurance benefits available under the group insurance programs maintained by Company for its employees. The amount paid by Company for such group medical, dental, vision, life and disability insurance for Employee shall be an amount equal to that portion paid by Company for each of its employees in accordance with its usual and customary practices. Employee shall have the right in Employee’s discretion, to designate the beneficiary or beneficiaries of any such insurance. Company reserves the right to modify and amend such benefits from time to time. As provided under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) respecting continuation of any insurance coverage, Employee shall, upon a loss of any such coverage for himself under Company’s health, dental, and/or vision plans (if any) resulting from (1) termination of Employee’s employment (for any reason other than for gross misconduct) or (2) a reduction in his hours, be entitled to exercise his COBRA rights. Employee shall pay all premiums for any such continuation coverage(s) elected by Employee.

(f) Automobile Allowance. During the Employment Term, Employee shall be entitled to an automobile allowance in the amount of $900 per month (less payroll taxes and withholding required by federal, state or local law). Company shall also reimburse Employee for monthly parking charges incurred by Employee. In addition, Company shall pay the amounts charged by Employee for fuel for business related travel on a credit card provided by Company to Employee. Except for this automobile allowance, parking expense, and payment of fuel charges, Company shall not be obligated to pay any other expenditure with respect to the ownership or operation of Employee’s automobile, and Employee will be responsible for all out-of-pocket automobile expenses, including, but not limited to, registration, insurance, repairs, and maintenance. Employee shall procure and maintain an automobile liability insurance policy on the automobile, with coverage including Employee for at least $100,000 for bodily injury or death to any one person, $300,000 for bodily injury or death in any one accident, and $50,000 for property damage in any one accident. Company shall be named as an additional insured and Employee shall provide Company with copies of policies evidencing insurance and Company’s inclusion as an additional insured.

(g) Vacation. Employee shall be entitled to four weeks (20 days) paid vacation leave per year, which shall accrue on a daily basis. Such vacation leave shall be taken at such time or times as are mutually agreed upon by Employee and the Board and in accordance with Company’s vacation leave policy, provided, that at least two (2) weeks of such vacation shall be taken consecutively. Employee acknowledges that the requirement of two (2) consecutive weeks of vacation is required by sound banking practice. For each calendar year, the Board shall decide, in its discretion, either (1) to pay Employee for any unused vacation time for such calendar year or (2) to carry over any unused vacation time for such calendar year to the next calendar year, provided, however, that Employee shall not accrue additional vacation time at any time that the Employee has accrued and unused vacation time of seven (7) weeks.

(i) Other Benefits. Employee shall be entitled to participate during the Employment Term in all employee benefit, welfare and other plans, practices, policies and programs generally applicable to similarly situated employees of Company as are in effect from time to time, in accordance with the applicable terms and conditions thereof. Company reserves the right to modify and amend such benefits, plans, practices, policies and programs from time to time,

5. Termination of Agreement. This Agreement may be terminated with or without cause during the Employment Term in accordance with this section 5.

(a) Termination for Good Reason. Employee may terminate this Agreement for “Good Reason”. “Good Reason” shall mean the occurrence (without Employee’s express written consent) of any one of the following acts by Company or its successor:

(i) The assignment to Employee of duties inconsistent with Employee’s status as President and Chief Operating Officer, or a substantial adverse alteration in the nature or stature of Employee’s responsibilities from those described herein, which is not cured by Company within seven (7) business days after Employee delivers written notice to Company of such assignment or alteration;

(ii) A reduction by Company of Employee’s then current Base Salary;

(iii) Any material breach by Company of any provisions of this Agreement, which breach is not cured by Company within seven (7) business days after Employee delivers written notice of such breach to Company or Company, as applicable.

(iv) If Employee receives written notice that this Agreement will not be extended for the one-year period as described in Section 3 hereof.

In the event that Employee terminates this Agreement for Good Reason, Employee shall be eligible to receive severance pay consisting of a single sum severance payment equal to twenty-four (24) months of his then current Base Salary, as defined in section 4(a), plus any incentive bonus prorated, if necessary, for a partial year of employment (less payroll taxes and withholding required by any federal, state or local law, any additional withholding to which Employee has agreed, and any outstanding obligations owed by the Employee to Company) provided that Company shall be obligated to pay Employee’s incentive bonus under the Company’s Executive Incentive Compensation Plan at the same time as it makes payment of any other incentive bonuses paid to other officers of Company under such plan and shall not be obligated to make such payment to Employee at any earlier time. No portion of such severance pay shall be payable until eight days after delivery to Company of a duly executed release in the form of Exhibit “A” hereto (“Release”). Employee shall not deliver the executed Release to Company prior to the date his employment with Company terminates. Notwithstanding the foregoing, the lump sum payment equal to twenty-four months of the Base Salary and the prorated incentive bonus must be paid (if at all) on the first day of the seventh (7th) calendar month following the calendar month in which employment termination occurs and all conditions precedent to such payment must be fulfilled by that time.

Such severance pay shall constitute liquidated damages in lieu of any and all claims by Employee against Company and each of its parent companies, shareholders, subsidiaries, divisions and affiliates, and each of their respective directors, partners, officers, employees and agents, arising out of this Agreement or out of the employment relationship or termination of the employment relationship between Employee and Company, and shall be in full and complete satisfaction of any and all rights which Employee may enjoy hereunder, and is expressly conditioned upon receipt by Company of an executed, unconditional Release from Employee in the form of Exhibit “A”.

In the event that Employee terminates this Agreement for Good Reason, Employee also shall be entitled to receive (i) those benefits, if any, that have vested by operation of state or federal law or under any written term of a plan (“Vested Benefits”), and (ii) health care coverage continuation rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA Rights”).

(b) Termination Upon Change in Control. “Change in Control” shall mean the occurrence of any of the following events:

(i) The consummation of a plan of dissolution or liquidation of Company;

(ii) The consummation of a plan of reorganization, merger or consolidation involving Company, except for a reorganization, merger or consolidation where (A) the shareholders of Company immediately prior to such reorganization, merger or consolidation own directly or indirectly more than 50% of the combined voting power of the outstanding voting securities of the corporation resulting from such reorganization, merger or consolidation (the “Surviving Corporation”) and the individuals who were members of the Board immediately prior to the execution of the agreement providing for such reorganization, merger or consolidation constitute at least 50% of the members of the board of directors of the Surviving Corporation, or a corporation beneficially directly or indirectly owning a majority of the voting securities of the Surviving Corporation, or (B) Company is reorganized, merged or consolidated with a corporation in which any shareholder owning at least 50% of the combined voting power of the outstanding voting securities of Company immediately prior to such reorganization, merger or consolidation, owns at least 50% of the combined voting power of the outstanding voting securities of the corporation resulting from such reorganization, merger or consolidation;

(iii) The sale of all or substantially all of the assets of Company to another person or entity;

(iv) The acquisition of beneficial ownership of stock representing more than fifty percent (50%) of the voting power of Company then outstanding by another person or entity.

In the event of a Change in Control and, during the twelve month period following such Change in Control, Employee terminates employment with Company (pursuant to section 5(e) below) following a reduction in the Employee’s duties or title, Employee shall be eligible to receive severance pay consisting of a single sum severance payment equal to twenty-four (24) months of his then current Base Salary, as defined in section 4(a), plus any incentive bonus prorated, if necessary, for a partial year of employment (less payroll taxes and withholding required by any federal, state or local law, any additional withholding to which Employee has agreed, and any outstanding obligations owed by the Employee to Company) provided that Company shall be obligated to pay Employee’s incentive bonus under the Company’s Executive Incentive Compensation Plan at the same time as it makes payment of any other incentive bonuses paid to other officers of Company under such plan and shall not be obligated to make such payment to Employee at any earlier time. No portion of such severance pay shall be payable until eight days after delivery to Company of a duly executed Release in the form of Exhibit “A” hereto. Employee shall not deliver the executed Release to Company prior to the date his employment with Company terminates. Notwithstanding the foregoing, the lump sum payment equal to twenty-four months of the Base Salary and the prorated incentive bonus must be paid (if at all) on the first day of the seventh (7th) calendar month following the calendar month in which employment termination occurs and all conditions precedent to such payment must be fulfilled by that time.

In the event of a Change in Control and, during the twelve month period following such Change in Control, Employee terminates employment with Company (pursuant to section 5(e) below) following a reduction in the Employee’s duties or title, then any and all stock options previously granted to the Employee under any stock option plan of the Company and held on the date of termination shall become fully vested and shall be exercisable as set forth in the terms of the applicable option agreement for options outstanding as of the date of this agreement and shall be exercisable for a period of three (3) years after the date of termination for options granted after the date of this agreement. No stock options shall become fully vested pursuant to this paragraph until eight days after delivery to the Company of a duly executed Release in the form of Exhibit “A” hereto.

Such severance pay shall constitute liquidated damages in lieu of any and all claims by Employee against Company and each of its parent companies, shareholders, subsidiaries, divisions and affiliates, and each of their respective directors, partners, officers, employees and agents, arising out of this Agreement or out of the employment relationship or termination of the employment relationship between Employee and Company, and shall be in full and complete satisfaction of any and all rights which Employee may enjoy hereunder, and is expressly conditioned upon receipt by Company of an executed, unconditional Release from Employee in the form of Exhibit “A”.

In the event that Employee is terminated pursuant to this section 5(b), Employee shall be entitled to receive Vested Benefits, as defined hereinabove, and COBRA rights, as defined hereinabove.

(c) Early Termination by Company Without Cause. This Agreement and Employee’s employment may be terminated by Company without cause, for any reason whatsoever or for no reason at all, in the sole, absolute and unreviewable discretion of Company, upon written notice by Company to Employee.

In the event that Employee is terminated by Company without cause, Employee shall be eligible to receive severance pay consisting of a single sum severance payment equal to twenty-four (24) months of his then current Base Salary, as defined in section 4(a), plus any incentive bonus prorated, if necessary, for a partial year of employment (less payroll taxes and withholding required by any federal, state or local law, any additional withholding to which Employee has agreed, and any outstanding obligations owed by the Employee to Company) provided that Company shall be obligated to pay Employee’s incentive bonus under the Company’s Executive Incentive Compensation Plan at the same time as it makes payment of any other incentive bonuses paid to other officers of Company under such plan and shall not be obligated to make such payment to Employee at any earlier time. No portion of such severance pay shall be payable until eight days after delivery to Company of a duly executed Release in the form of Exhibit “A” hereto. Employee shall not deliver the executed Release to Company prior to the date his employment with Company terminates. Notwithstanding the foregoing, the lump sum payment equal to twenty-four months of the Base Salary and the prorated incentive bonus must be paid (if at all) no later than 10 weeks after the end of the calendar year in which employment termination occurs and all conditions precedent to such payment must be fulfilled by that time.

Such severance pay shall constitute liquidated damages in lieu of any and all claims by Employee against Company and each of its parent companies, shareholders, subsidiaries, divisions and affiliates, and each of their respective directors, partners, officers, employees and agents, arising out of this Agreement or out of the employment relationship or termination of the employment relationship between Employee and Company, and shall be in full and complete satisfaction of any and all rights which Employee may enjoy hereunder, and is expressly conditioned upon receipt by Company of an executed, unconditional Release from Employee in the form of Exhibit “A”.

In the event that Employee is terminated pursuant to this section 5(c), Employee shall also be entitled to receive Vested Benefits, as defined hereinabove, and COBRA rights, as defined hereinabove.

(d) Early Termination by Company for Cause. This Agreement and Employee’s employment may be terminated for cause by Company upon written notice to Employee, and Employee shall not be entitled to receive Base Salary or any other compensation or other benefits for any period after termination for cause. Employee understands and agrees that his satisfactory performance of this Agreement requires conformance with reasonable standards of diligence, competence, skill, judgment and efficiency of a person holding a position that is analogous to the position of president and chief operating officer of a bank similar to Bank, and as prescribed by California and federal banking laws and regulations, and that failure to conform to such standards is cause for termination of this Agreement by Company. Termination for cause pursuant to this section 5(d) shall include, but is not be limited to, the following:

(i) Any act of material dishonesty;

(ii) Any material breach of this Agreement;

(iii) Any breach of a fiduciary duty (involving personal profit);

(iv) Any habitual neglect of, or habitual negligence in carrying out, those duties contemplated under Sections 1 and 2 of this Agreement;

(v) Any willful violation of any law, rule or regulation, which, by virtue of bank regulatory restrictions imposed as a result thereof, would have a material adverse effect on the business or financial prospects of Company;

(vi) Any conviction of any felony which may be reasonably interpreted to be harmful to Company’s reputation;

(vii) Any failure by Employee to qualify at any time during the Employment Term for any fidelity bond as described in section 7 of this Agreement;

(viii) The requirement to comply with any final cease-and-desist order or written agreement with any applicable state or federal bank regulatory authority which requests or orders Employee’s dismissal or limits Employee’s employment duties;

(ix) Any conduct which constitutes unfair competition with Company or any parent company, shareholder, subsidiary, division or affiliate; or

(x) The inducement of any client, customer, agent or employee to break any contract or terminate the agency or employment relationship with Company or any parent company, shareholder, subsidiary, division or affiliate.

Termination for cause by Company shall not constitute a waiver of any remedies that may otherwise be available to Company under law, equity, or this Agreement.

In the event that Employee is terminated pursuant to this section 5(d), Employee shall be entitled to receive Vested Benefits, as defined hereinabove, and COBRA rights, as defined hereinabove.

(e) Early Termination by Employee. Employee (for other than Good Reason as defined in section 5(a)) may terminate this Agreement upon 90 days’ written notice to Company. Employee shall continue to perform his duties under this Agreement until the end of such 90 day period, provided however, that Company may, at its option, immediately terminate this Agreement, upon notice to Employee, and in the event that Company so elects to terminate this Agreement, Company shall continue to pay Employee his normal compensation through the end of such 90 day period. Thereafter, Employee shall not be entitled to receive compensation or other benefits under this Agreement, provided, however, that Employee shall be entitled to receive Vested Benefits, as defined hereinabove, and COBRA rights, as defined hereinabove.

(f) Early Termination Upon Disability. This Agreement and all benefits hereunder shall terminate if a Disability has occurred as defined below and Employee is not able, as a result of a Disability, to return to full-time duties notwithstanding reasonable accommodation by Company to Employee’s known physical or mental disability, solely in accordance with, and to the extent required by, the Americans with Disabilities Act, 29 U.S.C. Sections 12101-213 or any other state or local law governing the employment of disabled persons (the “ADA”) provided such accommodation would not impose an undue hardship on the operation of Company’s business or a direct threat to the Employee or others pursuant to the ADA. For purposes of this Agreement, “Disability” means a medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months and which (i) renders Executive unable to engage in any substantial gainful activity, or (ii) results in Executive receiving income replacement benefits for a period of not less than three (3) months under any policy of long-term disability insurance maintained by the Company for the benefit of its employees. “Disability”

shall be interpreted in a manner consistent with Section 409A of the Code. In the event of termination of this Agreement by Company pursuant to this section 5(f):

(i) Employee shall be entitled to disability benefits provided by the disability insurance coverage identified in section 4(e) of this Agreement; and

(ii) All other benefits provided for under this Agreement shall cease as of the date of termination (except insofar as the group insurance benefits provided under section 4(e) may be continued or convertible by Employee as provided under COBRA or other laws applicable at the time of termination).

(iii) Employee shall also be entitled to receive Vested Benefits, as defined hereinabove.

For purposes of this Agreement, physical or mental disability shall mean the inability of Employee to fully perform under this Agreement for a continuous period of ninety (90) days, as determined in the case of physical disability by a physician, or in the case of mental disability by a psychiatrist, both of whom must be licensed to practice medicine in California and are to be selected with the approval of Company and Employee. Upon demand by Company, Employee shall act promptly to select such physician or psychiatrist jointly with Company and shall consent to undergo any reasonable examination or test. Recurrent disabilities will be treated as separate disabilities if they result from unrelated causes or if they result from the same or related cause or causes and are separated by a continuous period of at least twelve (12) full months during which Employee was able to perform his duties hereunder equal to at least eighty percent (80%) of his capacity prior to disability. Otherwise, recurrent disabilities will be treated as a continuation of previous disabilities for the purpose of determining the limitations established in this Section.

(g) Death During Employment. This Agreement and all benefits hereunder shall terminate immediately upon the death of Employee, except that Employee’s heirs or estate shall also be entitled to receive Vested Benefits, as defined hereinabove, and Employee’s dependants may be entitled to COBRA rights, as defined hereinabove.

6. Survival of Obligations. The provisions of Sections 5, 9, 10, 11, 12, 13, 15, 17, 24 and 27 of this Agreement shall survive Employee’s termination of employment and the termination of this Agreement. Other provisions of this Agreement shall survive any termination of Employee’s employment to the extent necessary to the intended preservation of each Party’s respective rights and obligations.

7. Fidelity Bond. Employee agrees that he will furnish all information and take any other steps necessary to enable Company to obtain or maintain a fidelity bond conditional on the rendering of a true account by Employee of all moneys, goods, or other property which may come into the custody, charge or possession of Employee during the Employment Term. The surety company issuing the bond and the amount of the bond must be acceptable to Company and satisfy all banking laws and regulations. All premiums on the bond are to be paid by Company. If Employee cannot qualify for a fidelity bond at any time during the term of this Agreement, Company shall have the option to terminate this Agreement immediately, which shall constitute a termination for cause as defined in section 5(d) hereof.

8. Compliance with Company Policies. Employee agrees to observe and comply with the rules and regulations of Company respecting the performance of his duties and to carry out and perform orders, directions and policies communicated to him from time to time. Employee agrees to comply with all rules and policies contained in any applicable Employee Handbook which has been or will be issued by Company.

9. Certain Additional Payments by the Company.

(a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 6) (a “Payment”) would be subject to the excise tax imposed by section 4999 of the Code or any interest or penalties are incurred by the Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Employee shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes and all other related payroll taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 6(a), if it shall be determined that the Employee is entitled to a Gross-Up Payment, but that the Payments do not exceed the lesser of (a) 105% of the greatest amount (the “Reduced Amount”) that could be paid to the Employee such that the receipt of Payments would not give rise to any Excise Tax, or (b) $25,000; then no Gross-Up Payment shall be made to the Employee and the Payments, in the aggregate, shall be equal to the Reduced Amount.

(b) Subject to the provisions of Section 6(c), all determinations required to be made under this Section 6, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by such certified public accounting firm reasonably acceptable to the Employee as may be designated by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Employee within 15 business days of the receipt of notice from the Employee that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 6, shall be paid by the Company to the Employee within five days of the later of (i) the due date for the payment of any Excise Tax; and (ii) the receipt of the Accounting Firm’s determination. Any Gross-Up Payment must be paid (if at all) on the first day of the seventh (7th) calendar month following the calendar month in which employment termination occurs. Any determination by the Accounting Firm shall be binding upon the Company and the Employee. As a result of the uncertainty in the application of section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 6(c) and the Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Employee.

(c) The Employee shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Employee is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Employee shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Employee in writing prior to the expiration of such period that it desires to contest such claim, the Employee shall:

(i) give the Company any information reasonably requested by the Company relating to such claim,

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii) cooperate with the Company in good faith in order effectively to contest such claim, and

(iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 6(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Employee to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Employee, on an interest-free basis and shall indemnify and hold the Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) If, after the receipt by the Employee of an amount advanced by the Company pursuant to Section 6(c), the Employee becomes entitled to receive any refund with respect to such claim, the Employee shall (subject to the Company’s complying with the requirements of Section 6(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Employee of an amount advanced by the Company pursuant to Section 6(c), a determination is made that the Employee shall not be entitled to any refund with respect to such claim and the Company does not notify the Employee in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

10. Company Property. All records, financial statements and similar documents obtained, reviewed or compiled by Employee in the course of the performance by him of services for Company, whether or not confidential information or trade secrets, shall be the exclusive property of Company. Employee agrees to hold as Company’s property, all memoranda, books, papers, letters, formulas and other data, and all copies thereof and therefrom, in any way relating to Company’s business and affairs, whether made by him or otherwise coming into his possession, and on termination of his employment, or on demand of Company, at any time to deliver the same to Company. Employee shall have no rights in such documents upon any termination of his employment.

11. Proprietary Information.

(a) Employee recognizes and acknowledges that Company and its parent companies, shareholders, subsidiaries, divisions and affiliates possess trade secrets and other confidential and/or proprietary information concerning their respective business affairs and methods of operation which constitute valuable, confidential, and unique assets of the business of Company and its parent companies, shareholders, subsidiaries, divisions and affiliates (“Proprietary Information”), which Company and its parent companies, shareholders, subsidiaries, divisions and affiliates have developed through a substantial expenditure of time and money and which are and will continue to be utilized in the business of Company and its parent companies, shareholders, subsidiaries, divisions and affiliates and which are not generally known in the trade. As used herein, Propriety Information includes the following:

(i) Customer lists, including information regarding the identity of clients and client contacts, client accounts, the business needs and preferences of clients, and information regarding business and contractual arrangements with clients. As used herein, “Customer List” is not limited to physical writings or compilations, and includes information which is contained in or reproduced from the memory of any employee.

(ii) Business plans, objectives and strategies, and marketing plans and information;

(iii) Financial information, sales information and pricing information, including information regarding vendors, suppliers and others doing business with Company, or any parent company, shareholder, subsidiary, division or affiliate thereof;

(iv) Personal identities and information regarding skills and compensation of the personnel of Company, or any parent company, shareholder, subsidiary, division or affiliate thereof;

(v) Company manuals and handbooks, computer programs and data;

(vi) Any other confidential information which gives Company, or any parent company, shareholder, subsidiary, division or affiliate thereof, an opportunity to claim a competitive advantage or has economic value.

(b) During his employment with Company, Employee will not use, copy, transmit or otherwise disclose Company’s Proprietary Information for any purpose other than for the benefit of Company, and Employee will make all reasonable efforts to protect the confidential nature of such information. Employee will not disclose Company’s Proprietary Information to anyone not entitled to such disclosure without the advance written permission of the Chairman of the Board.

(c) Upon termination of his employment, Employee will immediately deliver to Company all of Company’s Proprietary Information. Employee will not retain any copies of Company’s Proprietary Information after termination of his employment without the express written consent of the Chairman of the Board.

(d) After termination of his employment, Employee will not use Company’s Proprietary Information for any purpose, or disclose or communicate the same to any person, firm or corporation for any purpose.

(e) In the event Employee should receive, during the Employment Term, or thereafter, any subpoena, search warrant or other court process requiring Employee to produce any documents containing Proprietary Information as defined herein, Employee shall immediately provide a copy of such request to Company.

(f) Notwithstanding anything in this Agreement to the contrary, information (i) already in the public domain; (ii) independently developed by the Employee; (iii) obtained from a source not subject to a confidentiality obligation to Company or a third party; or (iv) that becomes public knowledge (other than by acts of the Employee in violation of this Agreement), shall not be deemed to be Proprietary Information as described in this section 10.

12. Non-Solicitation. During his employment with Company, and for a period of one year immediately following his employment with Company, Employee shall not, directly or indirectly, solicit or attempt to solicit any employee of Company, or of any parent company, shareholder, subsidiary, division or affiliate thereof, to terminate his or her employment with said company, or to work for any other business, person or company.

12. Equitable Relief. Employee acknowledges that any breach or threatened breach by his of the provisions of Sections 9, 10 or 11 of this Agreement will result in immediate and irreparable harm to Company, for which there will be no adequate remedy at law, and that Company will be entitled (subject to section 27) to equitable relief to restrain Employee from violating the terms of these sections, or to compel Employee to cease and desist all unauthorized use and disclosure of the Confidential Information, without posting bond or other security. Nothing in this section shall be construed as prohibiting Company from pursuing any other remedies available to it for such breach or threatened breach, including recovery of damages from Employee.

13. Property of Others. Employee represents that his performance under this Agreement does not and will not breach any agreement to keep in confidence confidential information or trade secrets, if any, acquired by Employee in confidence prior to this Agreement. There are no agreements, written or oral, conveying rights in any research conducted by Employee. Employee represents, as part of the consideration for entering into this Agreement, that he has not brought and will not bring to Company or use in the performance of his responsibilities at Company any equipment, supplies, facility or trade secret information of any current or former employer or organization with which he provided services which are not generally available to the public, unless he has obtained written authorization for their possession and use.

14. Non-Competition by Employee. Employee shall not, during his employment with Company, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, shareholder, corporate officer, director, or in any other individual or representative capacity, work for, or engage or participate in the business of, any competing company, bank, bank holding company or financial holding company or financial institution or financial services business without the prior written consent of the Board.

15. Indemnification. Company shall indemnify Employee, to the maximum extent permitted under the Bylaws of Company and governing laws and regulations, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by Employee in connection with any threatened or pending action, suit or proceeding to which Employee is made a party by reason of his position as an officer or agent of Company or by reason of his service at the request of Company, if Employee acted in good faith and in a manner reasonably believed to be in the best interests of Company. If available at rates determined by Company, in its sole discretion, to be reasonable, Company shall endeavor to apply for and obtain Directors’ and Officers’ Liability Insurance to indemnify and insure Company and Employee from such liability or loss. Employee shall indemnify Company from and against all costs, expenses (including attorneys’ fees), liability and damages arising out of any act of misconduct, other than actions taken in good faith and in a manner reasonably believed to be in the best interests of Company, by Employee during the term of this Agreement.

Notwithstanding the foregoing, in any administrative proceeding or civil action initiated by any federal banking agency, Company may only reimburse, indemnify or hold harmless Employee if Company is in compliance with any applicable statute, rule, regulation or policy of the Federal Deposit Insurance Corporation, Office of the Comptroller of the Currency, Board of Governors of the Federal Reserve System, or the California Department of Financial Institutions regarding permissible indemnification payments.

16. Breach. Breach by either Party of any of his or its respective obligations under Sections 1, 2, 4, 8, 7, 10, 11, 12, 13, 14 or 15 of this Agreement shall be deemed a material breach of that Party’s obligations hereunder, provided, however, that no breach of a monetary obligation shall be deemed a material breach until the Party allegedly in breach has failed to cure said breach within seven (7) business days after the aggrieved Party delivers written notice of such breach to the other Party.

17. Survival of Agreement in Event of Merger. This Agreement shall not be terminated by any merger in which Company is not the surviving or resulting corporation, or on any transfer of all or substantially all of Company’s assets. In the event of any such merger or transfer of assets, the provisions of this Agreement shall be binding on and inure to the benefit of the surviving business entity or the business entity to which such assets shall be transferred. This section shall not serve to diminish Employee’s rights pursuant to section 5(b) above.

18. Tax Consequences. Employee is urged to review with his own tax advisors the federal and state tax consequences of the transactions contemplated by this Agreement. Employee is relying solely on such advisors (if any) and not on any statements or representations of Company or any of its agents.

19. Withholding. All payments provided for hereunder shall be reduced by payroll taxes and withholding required by any federal, state or local law, and any additional withholding to which Employee has agreed in writing.

20. Notices. Any notices to be given hereunder by either Party to the other may be effected in writing either by personal delivery or by mail, registered or certified, postage prepaid with return receipt requested. Notices to Company shall be given to Company at its then current principal office, c/o Chairman of the Board of Directors. Notices to Employee shall be sent to Employee’s last known personal residence. Notices delivered personally shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of five (5) calendar days after mailing.

21. Entire Agreement. The Parties expressly agree that this document constitutes the entire agreement between the Parties with respect to the employment of Employee (excluding only stock option agreements) and contains all of the covenants and agreements between the Parties with respect to such employment. Company and Employee agree that as of the Effective Date, all prior employment agreements between Employee and Company (and/or any parent company, shareholder, subsidiary, division or affiliate thereof), are hereby canceled, terminated, rescinded and superceded. Each Party to this Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any Party, or anyone acting on behalf of any Party, which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid and binding.

22. Amendment. This Agreement may be changed or modified, or any provisions hereof waived, only by a writing signed by the Party against whom enforcement of any waiver, change or modification is sought.

23. Severability. In the event that any term or condition contained in this Agreement shall, for any reason, be held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or non-enforceability shall not affect any other term or condition of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable term or condition had never been contained herein.

24. Choice of Law and Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of California, except to the extent preempted by the laws of the United States. Any action or proceeding brought upon, or arising out of, this Agreement or its termination shall be brought in a forum located within the State of California, and Company and Employee hereby agree to be subject to service of process in California.

25. Waiver. The Parties hereto shall not be deemed to have waived any of their respective rights under this Agreement unless the waiver is in writing and signed by such waiving Party. No delay in exercising any rights shall be a waiver nor shall a waiver on one occasion operate as a waiver of such right on a future occasion.

26. Interpretation. This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against either of the Parties hereto. Captions and section headings used herein are for convenience and ready reference only and shall not be used in the construction or interpretation thereof.

27. Arbitration. In the event of any dispute, claim or controversy between the Employee and Company (or any of Company’s parent companies, shareholders, subsidiaries, divisions and/or affiliates and/or any of its or their respective officers, partners, directors, members, managers, employees, agents or employees) arising out of this Agreement or the Employee’s employment with Company, Employee and Company agree to submit such dispute, claim or controversy to final and binding arbitration before the American Arbitration Association (“AAA”) in accordance with the AAA National Rules for the Resolution of Employment Disputes. The claims governed by this arbitration provision include, but are not limited to, claims for breach of contract, civil torts and employment discrimination such as violation of the Fair Employment and Housing Act, Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act and other employment laws,

(a) The arbitration shall be conducted by a single arbitrator selected either by mutual agreement of the Employee and Company or, if they cannot agree, from an odd-numbered list of experienced employment law arbitrators provided by the American Arbitration Association. Each Party shall strike one arbitrator from the list alternately until only one arbitrator remains.

(b) Each Party shall have the right to conduct reasonable discovery, as determined by the arbitrator.

(c) The arbitrator shall have all powers conferred by law and a judgment may be entered on the award by a court of law having jurisdiction. The arbitrator shall render a written arbitration award that contains the essential findings and conclusions on which the award is based. The award and judgment shall be binding and final on both Parties.

(d) Company will pay the arbitrator’s fees and costs as well as any AAA administrative fees. The Parties shall each pay the fees of their own attorneys and the expenses of their own witnesses.

(e) This agreement to arbitrate shall continue during Employment Term and thereafter regarding any employment-related disputes.

(f) The Employee and Company understand that by signing this Agreement, they give up their right to a civil trial and their right to a trial by jury.

IN WITNESS WHEREOF, this Agreement is entered into as of the Effective Date.

“COMPANY”		“EMPLOYEE”
PLACER SIERRA BANCSHARES

By:	/s/ RONALD W. BACHLI	/s/ RANDALL REYNOSO
	Ronald W. Bachli	RANDALL REYNOSO
Title:	Chairman of the Board & CEO

EXHIBIT A

RELEASE AGREEMENT

This Release Agreement (“Release”) was given to me, RANDALL REYNOSO (“Employee”), this              day of                 , 200  , by PLACER SIERRA BANCSHARES, a California corporation (“Company”), At such time as this Release becomes effective and enforceable (i.e., the revocation period set forth below has expired), and assuming such Employee is otherwise eligible for payments under the terms of that certain Employment Agreement between Employee and Bank dated                 , 2003 (the “Agreement”), Bank agrees to pay Employee, pursuant to the terms of the Agreement, a single sum severance payment in the amount of $             (less payroll taxes and withholding required by any federal, state or local law, any additional withholding to which Employee has agreed, and any outstanding obligations owed by the Employee to Bank). Bank further agrees to pay to Employee Employee’s pro rated incentive bonus, if any, to which Employee is entitled pursuant to the terms of Bank’s Employee Incentive Plan (less payroll taxes and withholding required by any federal, state or local law and any additional withholding to which Employee has agreed), provided that Bank shall be obligated to pay Employee’s incentive bonus under Bank’s Employee Incentive Compensation Plan at the same time as it makes payment of any other incentive bonuses paid to other officers of Bank under such plan and shall not be obligated to make such payment to Employee at any earlier time.

Employee is also entitled to receive (i) those benefits, if any, that have vested by operation of state or federal law or under any written term of a plan (“Vested Benefits”), and (ii) health care coverage continuation rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

In consideration of the receipt of the promise to pay such amount, Employee hereby agrees, for himself, his heirs, executors, administrators, successors and assigns (hereinafter referred to as the “Releasors”), to fully release and discharge Bank and each of its parent companies, shareholders, subsidiaries, divisions and affiliates, and each of their respective officers, partners, directors, members, managers, employees and agents, and each of their respective predecessors, successors, heirs and assigns (hereinafter referred to as the “Releasees”) from any and all claims, suits, causes of action, debts, obligations, costs, losses, liabilities, damages and demands under any federal, state or local law or laws, or contract, tort or common law, whether or not known, suspected or claimed, which the Releasors have, or hereafter may have, against the Releasees arising out of or in any way related to Employee’s employment (or other contractual relationship) with Bank and/or the termination of that relationship. The claims released herein include claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act, the U.S. Pregnancy Discrimination Act, the U.S. Family and Medical Leave Act, the U.S. Fair Labor Standards Act, the U.S. Equal Pay Act, The Workers Adjustment and Notification Act, the California Fair Employment and Housing Act, and the California Labor Code. Notwithstanding the foregoing, this Agreement does not waive rights or claims under the Age Discrimination in Employment Act that may arise after the date this Release is executed.

It is understood and agreed that this Release extends to all such claims and/or potential claims, and that Employee, on behalf of the Releasors, hereby expressly waives all rights with respect to all such claims under California Civil Code section 1542, which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

The monies to be paid to the Employee in this Release are in addition to any sums to which he would be entitled without signing this Release.

Employee acknowledges that he has read and does understand the provisions of this Release. Employee acknowledges that he affixes his signature hereto voluntarily and without coercion, and that no promise or inducement has been made other than those set out in this Release and that he executes this Release without reliance on any representation by any Releasee.

Employee understands that this Release involves the relinquishment of his legal rights, and that he has the right to, and has been given the opportunity to, consult with an attorney of his choice. Employee acknowledges that he has been (and hereby is) advised by Bank that he should consult with an attorney prior to executing this Release.

This document does not constitute, and shall not be admissible as evidence of, an admission by any Releasee as to any fact or matter.

In case any part of this Release is later deemed to be invalid, illegal or otherwise unenforceable, Employee agrees that the legality and enforceability of the remaining provisions of this Release will not be affected in any way.

Employee acknowledges that he has been given a period of twenty-one (21) days from receipt of this Release within which to consider this Release and decide whether or not to execute this Release. If Employee executes this Release at any time prior to the end of the 21 day period, such early execution was a knowing and voluntary waiver of Employee’s right to consider this Release for at least 21 days, and was due to his belief that he had ample time in which to consider this Release.

Employee may, within seven (7) days of his execution and delivery of this Release, revoke this Release by a written document received by Bank on or before the end of the seven (7) day period. The Release will not be effective until said revocation period has expired. No payments will be made hereunder if the Employee revokes this Release.

Dated:
RANDALL REYNOSO